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                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.



                                                      Three Months Ended         Nine Months Ended
                                                         September 30,             September 30,
                                                    -----------------------   -----------------------
                                                       2000         1999         2000         1999
                                                    ----------   ----------   ----------   ----------
Numerator:
  Net income and comprehensive income               $  512,357   $1,688,989   $1,298,039   $6,447,909
                                                    ==========   ==========   ==========   ==========

Denominator:
 Denominator for basic earnings per share-
 Weighted average shares                             9,257,973    9,298,377    9,299,393    9,369,589

 Effect of dilutive securities - Employee
 stock options                                           6,143       37,595        6,016       38,994
                                                    ----------   ----------   ----------   ----------
Denominator for diluted earnings per share -
 Adjusted weighted average shares and
 Assumed conversions                                 9,264,116    9,335,972    9,305,409    9,408,583
                                                    ==========   ==========   ==========   ==========

Basic earnings per share                            $     0.06   $     0.18   $     0.14   $     0.69
                                                    ==========   ==========   ==========   ==========

Diluted earnings per share                          $     0.06   $     0.18   $     0.14   $     0.69
                                                    ==========   ==========   ==========   ==========



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